UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) September 22, 2005

SHOE PAVILION, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

0-23669	94-3289691
(Commission File Number)	(IRS Employer Identification No.)

1380 Fitzgerald Drive Pinole, California	94564
(Address of Principal Executive Offices)	(Zip Code)

(510) 222-4405

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4© under the Exchange Act (17 CFR 240.13e-4©)

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

On September 22, 2005, Shoe Pavilion, Inc. (the “Company”) filed a Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock (the “Certificate”) with the Office of the Delaware Secretary of State. The Company’s board of directors adopted resolutions and authorized the filing of the Certificate at a meeting held on September 22, 2005 pursuant to the authority provided by subparagraph (ii) of Article FOURTH of the Company’s Certificate of Incorporation allowing the board to create one or more series of preferred stock and to fix the rights, preferences, privileges and restrictions thereof.

The board designated 3,000 shares of the Company’s authorized and unissued preferred stock to be designated as Series A Convertible Preferred Stock (the “Series A Preferred”). The Series A Preferred has a preference in liquidation equal to the $1,000 stated value per share, plus any accrued and unpaid dividends or other payments owing on the shares. In addition, the shares of Series A Preferred are convertible into the Company’s common stock (“Common Stock”) at the option of the holder, and, under certain specified conditions, at the option of the Company, at a conversion price of $5.25 per share. The conversion price is subject to adjustment, including ratchet price anti-dilution in the event the Company issues securities at a price below the conversion price then in effect. The Series A Preferred does not bear a dividend unless declared by the board and prohibits the declaration or payment of a dividend on any other securities of the Company without a proportionate dividend payable on the Series A Preferred. The Series A Preferred shares do not have any voting rights, except as required by law.

The above summary is not intended to be complete and is qualified in its entirety by reference to the detailed provisions in the Certificate, which is attached hereto as Exhibit 3.1 and incorporated into this Item 5.03 by reference.

Item 9.01	Financial Statements and Exhibits

Exhibit Number	Description
3.1	Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

SHOE PAVILION, INC.

By:	/s/ John D. Hellmann
Vice President and Chief Financial Officer

Date: September 27, 2005

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